Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Chief Financial Officer, Treasurer and VP of Investor Relations (651) 787-1068
January 26, 2017

DELUXE REPORTS FOURTH QUARTER 2016 FINANCIAL RESULTS
Revenue increases 3.6% over last year
Provides 2017 Outlook; projects growing revenue, EPS and cash flow
Declares regular quarterly dividend

St. Paul, Minn. – January 26, 2017 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the fourth quarter ended December 31, 2016. Key financial highlights include:

	Q4 2016	Q4 2015	% Change
Revenue	$480.2 million	$463.5 million	3.6%
Net Income	$54.2 million	$59.7 million	(9.2%)
Diluted EPS – GAAP	$1.11	$1.20	(7.5%)
Adjusted Diluted EPS – Non-GAAP	$1.35	$1.26	7.1%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue, diluted EPS and adjusted diluted EPS were all in-line with the prior outlook as provided by the Company on January 6, 2017.

“We had another successful year of growth in both our digital marketing services capabilities and financial results,” said Lee Schram, CEO of Deluxe. “Our team delivered a seventh consecutive year of increased revenue and an eighth consecutive year of increased cash flow from operations. We believe the strategic investments we made during the year in web services, data driven marketing solutions and treasury management solutions, put us well on track toward our goal of growing marketing solutions and other services to 40 percent of our revenue in 2018. Looking ahead, we believe this year we will further diversify our revenue base and once again grow our profitability and operating cash flow.”

Fourth Quarter 2016 Highlights:

•
Revenue increased 3.6% year-over-year, primarily due to growth in the Small Business Services (SBS) segment, which grew 4.8% in the quarter and includes the results of a number of tuck-in acquisitions made throughout the year. The Financial Services segment grew 4.3% in the quarter and includes the results of Data Support Systems, Inc. which was acquired in the fourth quarter of 2016 and incremental revenue from the acquisitions of Datamyx and FISC Solutions which were acquired in the fourth quarter of 2015.

•	Revenue from marketing solutions and other services increased 12.7% year-over-year and grew to 36.0% of consolidated revenue in the quarter.

•
Gross margin was 63.2% of revenue, compared to 63.0% in the fourth quarter of 2015. Previous price increases and improvements in manufacturing productivity were partially offset by increased delivery and material costs.

•
Selling, general and administrative (SG&A) expense increased 3.9% from last year primarily due to additional SG&A expense from acquisitions and higher medical costs, but was partially offset by continued cost reduction initiatives in all segments and lower incentive compensation expense. SG&A as a percent of revenue was 43.2% in the quarter compared to 43.1% last year.

•
Operating income increased 2.2% year-over-year and includes restructuring and transaction-related costs in both periods. Adjusted operating income, which excludes these items, increased 5.6% year-over-year primarily from continued cost reductions and lower incentive compensation expense.

•
Diluted EPS decreased 7.5% year-over-year. Excluding restructuring and transaction-related costs in both periods, as well as a $0.15 loss per share on debt extinguishment in 2016, adjusted diluted EPS increased 7.1% year-over-year driven primarily by stronger operating performance, including cost management initiatives, and lower average shares outstanding. The fourth quarter 2016 restructuring costs of $0.04 per share were related to severance and the $0.05 per share of transaction-related costs were incurred primarily in conjunction with the FMCG Direct acquisition on December 30, 2016.

Segment Highlights
Small Business Services

•
Revenue was $318.3 million and increased 4.8% year-over-year due primarily to increased marketing solutions and other services revenue. From a channel perspective, revenue increased in the online, major accounts and dealer channels, including benefits from previous price increases.

•
Operating income increased 6.6% from last year to $58.0 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, increased 5.3% year-over-year due to price increases, cost reductions and lower incentive compensation expense.

Financial Services

•
Revenue was $125.5 million and increased 4.3% year-over-year. The increase in revenue was primarily due to growth in marketing solutions and other services, which includes incremental revenue from the acquisitions of Data Support Systems, Inc. in the fourth quarter of 2016 and Datamyx and FISC Solutions in the fourth quarter of 2015. Revenue also benefitted from the impact of previous price increases. These increases in revenue were partially offset by the secular decline in check usage.

•
Operating income was flat compared to last year at $22.3 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, increased 15.4% year-over-year driven by the continued benefits of cost reductions, price increases and lower incentive compensation expense, partially offset by the secular decline in check usage.

Direct Checks

•	Revenue of $36.4 million declined 7.8% year-over-year due primarily to the secular decline in check usage.

•
Operating income decreased 11.3% year-over-year to $12.5 million. Adjusted operating income, which excludes restructuring costs in the current quarter, decreased 9.9% year-over-year due to lower order volume and unfavorable mix, but was partly offset by cost reductions.

Other Highlights

•
Cash provided by operating activities for 2016 was $319.3 million, an increase of $9.7 million compared to 2015, driven primarily by stronger operating performance and lower income tax and interest payments, partially offset by higher contract acquisition payments, as well as an incentive payment in 2016 related to a previous acquisition.

•	The Company repurchased $10.3 million of common stock in open market transactions during the quarter, bringing the total year amount to $55.2 million.

•
On November 15, the Company redeemed all of its $200 million 6.00% Senior Notes Due 2020. The early debt extinguishment generated a loss of $0.15 per diluted share related to a contractual call premium, associated redemption fees and interest expense resulting from the settlement of related interest rate swaps. The early debt extinguishment was financed through a credit facility term loan of $200.0 million.

•
On December 30, 2016, we completed the acquisition of FMCG Direct for $202.5 million, subject to customary adjustments. The acquisition was financed through the existing revolving credit facility and a $130.0 million expansion of the credit facility term loan, bringing the term loan to $330.0 million.

•
At the end of the fourth quarter, the company had $758.6 million of total debt outstanding which includes approximately $428 million outstanding on the Company’s revolving credit facility and $330 million in term loans.

•
On January 24, 2016, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on March 6, 2017 to all shareholders of record at the close of business on February 21, 2017.

First Quarter and Full Year 2017 Outlook: The first quarter 2017 earnings per share outlook includes approximately $0.07 per share of EPS dilution attributable to the FMCG Direct acquisition which closed on December 30, 2016.

First Quarter 2017:	Current Outlook (1/26/2017)
Revenue	$469 to $477 million
Diluted EPS – GAAP	$1.12 to $1.17
Adjusted Diluted EPS – Non-GAAP	$1.12 to $1.17

Full Year 2017:	Prior Outlook (1/6/2017)	Current Outlook (1/26/2017)
Revenue	$1.935 to $1.975 billion	$1.935 to $1.975 billion
Marketing Solutions & Other Services Revenue	approx. $735 to $755 million	$735 to $755 million
Diluted EPS – GAAP	$5.10 to $5.30	$5.10 to $5.30
Adjusted Diluted EPS – Non-GAAP	$5.10 to $5.30	$5.10 to $5.30
Operating Cash Flow	—	$335 to $355 million
Contract Acquisition Payments	—	approx. $23 million
Capital Expenditures	—	approx. $45 million
Depreciation and Amortization	—	approx. $127 million
Acquisition-Related Amortization	—	approx. $79 million
Cost and Expense Reductions	—	approx. $50 million
Effective Tax Rate	—	approx. 33%

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-844-634-1443 (access code 49876404). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-855-859-2056 (access code 49876404).

Upcoming Management Presentations

•	March 21 Telsey Advisory Group (TAG) Spring Consumer Conference in New York

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2015.

Diluted EPS Reconciliation
The Company’s management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2016 and 2015 (loss on debt extinguishment, restructuring and transaction-related costs) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	Q4 2016	Q4 2015	Total Year 2016	Total Year 2015
Reported Diluted EPS	$1.11	$1.20	$4.65	$4.36
Loss on debt extinguishment	0.15	—	0.15	0.12
Restructuring-related costs	0.04	0.04	0.10	0.08
Transaction-related costs	0.05	0.02	0.07	0.03
Adjusted Diluted EPS	$1.35	$1.26	$4.97	$4.59

Outlook
	Q1 2017	Full Year 2017
Reported Diluted EPS	$1.12 to $1.17	$5.10 to $5.30
Restructuring-related costs	—	—
Transaction-related costs	—	—
Adjusted Diluted EPS	$1.12 to $1.17	$5.10 to $5.30

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2016		2015
Product revenue	$382.2		$376.3
Service revenue	98.0		87.2
Total revenue	480.2		463.5
Cost of products	(143.2)	(29.8%)	(141.7)	(30.6%)
Cost of services	(33.6)	(7.0%)	(29.6)	(6.4%)
Total cost of revenue	(176.8)	(36.8%)	(171.3)	(37.0%)
Gross profit	303.4	63.2%	292.2	63.0%
Selling, general and administrative expense	(207.5)	(43.2%)	(199.7)	(43.1%)
Net restructuring charges	(3.1)	(0.6%)	(1.7)	(0.4%)
Operating income	92.8	19.3%	90.8	19.6%
Loss on debt extinguishment	(7.9)	(1.6%)	—	—
Interest expense	(7.0)	(1.5%)	(5.0)	(1.1%)
Other income	0.5	0.1%	0.7	0.2%
Income before income taxes	78.4	16.3%	86.5	18.7%
Income tax provision(1)	(24.2)	(5.0%)	(26.8)	(5.8%)
Net income	$54.2	11.3%	$59.7	12.9%

Weighted average dilutive shares outstanding	48.7		49.3
Diluted earnings per share	$1.11		$1.20

Capital expenditures	$14.4		$13.7
Depreciation and amortization expense	23.9		22.3
Number of employees-end of period	6,026		5,874

Non-GAAP financial measure - EBITDA(2)	$109.3		$113.8
Non-GAAP financial measure - Adjusted EBITDA(2)	124.8		118.1

(1) The income tax provision for the quarter ended December 31, 2016 reflects a benefit of $2.3 million related to the adoption of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Among other things, this standard requires that excess tax benefits related to share-based compensation be included in income tax expense. Previously, these tax benefits were included in additional paid-in capital on the consolidated balance sheet.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs and loss on debt extinguishment) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2016 and 2015 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2016	2015
Net income	$54.2	$59.7
Interest expense	7.0	5.0
Income tax provision	24.2	26.8
Depreciation and amortization expense	23.9	22.3
EBITDA	109.3	113.8
Restructuring-related costs	3.6	3.1
Transaction-related costs	4.0	1.2
Loss on debt extinguishment	7.9	—
Adjusted EBITDA	$124.8	$118.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2016		2015
Product revenue	$1,472.9		$1,452.0
Service revenue	376.2		320.8
Total revenue	1,849.1		1,772.8
Cost of products	(534.4)	(28.9%)	(526.3)	(29.7%)
Cost of services	(132.9)	(7.2%)	(112.9)	(6.4%)
Total cost of revenue	(667.3)	(36.1%)	(639.2)	(36.1%)
Gross profit	1,181.8	63.9%	1,133.6	63.9%
Selling, general and administrative expense	(806.0)	(43.6%)	(774.9)	(43.7%)
Net restructuring charges	(7.1)	(0.4%)	(4.4)	(0.2%)
Operating income	368.7	19.9%	354.3	20.0%
Loss on debt extinguishment	(7.9)	(0.4%)	(8.9)	(0.5%)
Interest expense	(22.3)	(1.2%)	(20.3)	(1.1%)
Other income	1.9	0.1%	2.8	0.2%
Income before income taxes	340.4	18.4%	327.9	18.5%
Income tax provision(1)	(111.0)	(6.0%)	(109.3)	(6.2%)
Net income	$229.4	12.4%	$218.6	12.3%

Weighted average dilutive shares outstanding	49.0		49.8
Diluted earnings per share	$4.65		$4.36

Capital expenditures	$46.6		$43.3
Depreciation and amortization expense	91.6		76.7
Number of employees-end of period	6,026		5,874

Non-GAAP financial measure - EBITDA(2)	$454.3		$424.9
Non-GAAP financial measure - Adjusted EBITDA(2)	474.9		442.2

(1) The income tax provision for the year ended December 31, 2016 reflects a benefit of $4.0 million related to the adoption of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Among other things, this standard requires that excess tax benefits related to share-based compensation be included in income tax expense. Previously, these tax benefits were included in additional paid-in capital on the consolidated balance sheet.

(2) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2016	2015
Net income	$229.4	$218.6
Interest expense	22.3	20.3
Income tax provision	111.0	109.3
Depreciation and amortization expense	91.6	76.7
EBITDA	454.3	424.9
Restructuring-related costs	7.8	6.2
Transaction-related costs	4.9	2.2
Loss on debt extinguishment	7.9	8.9
Adjusted EBITDA	$474.9	$442.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2016	December 31, 2015(1)
Cash and cash equivalents	$76.6	$62.4
Other current assets	321.6	261.6
Property, plant & equipment-net	86.9	85.7
Intangibles-net	409.8	285.3
Goodwill	1,105.9	976.4
Other non-current assets	183.5	170.8
Total assets	$2,184.3	$1,842.2

Current portion of long-term debt	$35.8	$1.0
Other current liabilities	379.8	316.0
Long-term debt	722.8	628.0
Deferred income taxes	85.2	81.1
Other non-current liabilities	79.7	71.0
Shareholders' equity	881.0	745.1
Total liabilities and shareholders' equity	$2,184.3	$1,842.2

Shares outstanding	48.5	49.0

(1) Prior period amounts have been revised to correct a prior period error. We corrected the presentation from current to non-current of amounts borrowed under our credit facility and the related asset for debt issuance costs. This revision was not material to previously issued balance sheets and had no impact on previously reported amounts for total assets, total liabilities or shareholders' equity.

In addition, during the first quarter of 2016, we adopted Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs, other than those associated with our credit facility, be presented in the balance sheet as a reduction of the related debt liability. Prior period amounts have been revised to reflect the adoption of this standard.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2016	2015
Cash provided (used) by:
Operating activities:
Net income	$229.4	$218.6
Depreciation and amortization of intangibles	91.6	76.7
Loss on debt extinguishment	7.9	8.9
Contract acquisition payments	(23.1)	(12.8)
Other	13.5	18.2
Total operating activities	319.3	309.6
Investing activities:
Purchases of capital assets	(46.6)	(43.3)
Payments for acquisitions	(270.9)	(213.0)
Proceeds from company-owned life insurance policies	4.1	4.0
Other	2.7	1.2
Total investing activities	(310.7)	(251.1)
Financing activities:
Net change in debt, including debt redemption costs	116.8	65.9
Dividends	(58.7)	(59.8)
Share repurchases	(55.2)	(59.9)
Shares issued under employee plans	9.1	5.9
Other	(7.7)	(0.5)
Total financing activities	4.3	(48.4)
Effect of exchange rate change on cash	1.3	(9.2)
Net change in cash and cash equivalents	14.2	0.9
Cash and cash equivalents: Beginning of period	62.4	61.5
Cash and cash equivalents: End of period	$76.6	$62.4

During the first quarter of 2016, we elected to adopt Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Among other things, this standard requires that excess tax benefits related to share-based compensation be reported as operating activities in the statement of cash flows. Prior to 2016, they are reported as financing activities. This change resulted in a $4.7 million increase in cash provided by operating activities for the year ended December 31, 2016. In addition, the standard requires that employee taxes paid when an employer withholds shares for tax-withholding purposes be reported as financing activities in the statement of cash flows. We previously reported these cash outflows as operating activities. The consolidated cash flow statement for the year ended December 31, 2015 has been revised to reflect this change.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2016	2015
Revenue:
Small Business Services	$318.3	$303.7
Financial Services	125.5	120.3
Direct Checks	36.4	39.5
Total	$480.2	$463.5

Operating income:(1)
Small Business Services	$58.0	$54.4
Financial Services	22.3	22.3
Direct Checks	12.5	14.1
Total	$92.8	$90.8

Operating margin:(1)
Small Business Services	18.2%	17.9%
Financial Services	17.8%	18.5%
Direct Checks	34.3%	35.7%
Total	19.3%	19.6%

	Year Ended December 31,
	2016	2015
Revenue:
Small Business Services	$1,195.8	$1,151.9
Financial Services	500.0	455.4
Direct Checks	153.3	165.5
Total	$1,849.1	$1,772.8

Operating income:(1)
Small Business Services	$208.8	$203.9
Financial Services	106.8	91.5
Direct Checks	53.1	58.9
Total	$368.7	$354.3

Operating margin:(1)
Small Business Services	17.5%	17.7%
Financial Services	21.4%	20.1%
Direct Checks	34.6%	35.6%
Total	19.9%	20.0%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(1) Operating income includes the following restructuring and transaction-related costs:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Small Business Services	$2.0	$2.6	$5.7	$5.3
Financial Services	5.4	1.7	6.6	3.0
Direct Checks	0.2	—	0.4	0.1
Total	$7.6	$4.3	$12.7	$8.4

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2016 and 2015. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that impact the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2016	2015
Adjusted operating income:(1)
Small Business Services	$60.0	$57.0
Financial Services	27.7	24.0
Direct Checks	12.7	14.1
Total	$100.4	$95.1

Adjusted operating margin:(1)
Small Business Services	18.9%	18.8%
Financial Services	22.1%	20.0%
Direct Checks	34.9%	35.7%
Total	20.9%	20.5%

	Year Ended December 31,
	2016	2015
Adjusted operating income:(1)
Small Business Services	$214.5	$209.2
Financial Services	113.4	94.5
Direct Checks	53.5	59.0
Total	$381.4	$362.7

Adjusted operating margin:(1)
Small Business Services	17.9%	18.2%
Financial Services	22.7%	20.8%
Direct Checks	34.9%	35.6%
Total	20.6%	20.5%

(1) Reported operating income reconciles to operating income excluding restructuring and transaction-related costs as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reported operating income	$92.8	$90.8	$368.7	$354.3
Restructuring and transaction-related costs:
Small Business Services	2.0	2.6	5.7	5.3
Financial Services	5.4	1.7	6.6	3.0
Direct Checks	0.2	—	0.4	0.1
Total	7.6	4.3	12.7	8.4
Adjusted operating income	$100.4	$95.1	$381.4	$362.7

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